Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2009

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$13,638,721.42	$38,855,338.47
Capital Sub-Account	$2,500,000.04	$2,330,871.39
Overcollateralization Sub-Account	$1,010,577.50	$8.25
Reserve Sub-Account	$1.48	$0.00

REP Deposit Account* $10,046,490.29

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.